February 28, 2012
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2011 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $2.45 per basic share for 2011, a $0.16 per share increase from the $2.29 per basic share earned in 2010.  Consolidated net income for 2011 was $112.3 million, compared to $103.9 million during 2010.

According to Jeffrey W. Shaw, Chief Executive Officer, “Earnings were driven by another solid performance by the natural gas segment of our business, which contributed $91.4 million in net income in both 2010 and 2011; and a stellar performance by our pipeline construction subsidiary (NPL), which contributed a record $20.9 million in net income in 2011, compared to $12.5 million in 2010.  NPL’s revenues increased from $318 million in 2010 to $484 million in 2011 as many of its customers embarked on significant multi-year infrastructure replacement programs.”  Shaw went on to say that “Operating income from our natural gas segment improved $3.7 million compared to the prior year due to favorable weather and cost containment efforts.  Additionally, Southwest set 13,000 new meters, but realized 22,000 net new customers.  This favorable differential represents the first indication, since the economic downturn began in 2007, that measurable numbers of vacant homes are becoming occupied and having service restored.  We are encouraged by this directionally positive development.”

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Shaw concluded by saying, “One of our key strategies has been to work closely with our regulators to improve the level and stability of our earnings and cash flows.  The recent settlement in the Arizona general rate case (approved by the Arizona Corporation Commission effective January 2012) exemplifies this as we received a $52.6 million rate increase along with a decoupled rate design.  With margin decoupling in all of our service territories, we look forward to continuing to aggressively promote customer energy efficiency gains, as well as prudently managing our costs.”

During the fourth quarter of 2011, consolidated net income was $55.3 million, or $1.20 per basic share, versus $45 million, or $0.99 per basic share, for the fourth quarter of 2010.

Natural Gas Operations Segment Results
Full Year 2011
Operating margin, defined as operating revenues less the net cost of gas sold, increased $14 million between periods.  Differences in heating demand, caused primarily by weather variations accounted for the $14 million increase as colder-than-normal temperatures were experienced in Arizona in 2011.  Incremental margin from rate relief in California ($2 million) and new customers ($2 million) was offset by an out-of-period adjustment (related to a regulatory deferral mechanism) recorded during the third quarter of 2011.

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Operating expenses rose $10.4 million, or two percent, between years principally due to an increase in depreciation expense resulting from additional plant in service, higher Arizona property tax rates, and general cost increases, partially offset by favorable claims experience under Southwest’s self-insured medical plan.  Cost containment efforts (including lower staffing levels) mitigated the increase in operating expenses.

Other income, which principally includes returns on company-owned life insurance (“COLI”) policies and non-utility expenses, declined $9.4 million between 2011 and 2010.  The current year reflects COLI-related income (resulting from recognized death benefits net of decreases in cash surrender values) of $700,000, while the prior year included income of $9.8 million due to an increase in COLI cash surrender values and recognized net death benefits.  COLI income in the previous year was especially high due to strong equity-market returns on investments underlying the policies.

Net financing costs decreased $8.2 million between years primarily due to cost savings from debt refinancing, reduced interest rates associated with variable-rate debt (including reductions relating to the interest-tracking mechanism for certain Industrial Development Revenue Bonds (“IDRBs”)), and the redemption of $100 million of subordinated debentures in March 2010.

Fourth Quarter
Operating margin increased $12 million between the fourth quarter of 2011 and the same period of 2010.  Customer growth provided approximately $1 million of the

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increase while differences in heating demand caused by weather variations between periods were primarily responsible for the remainder of the increase in operating margin.

Operating expenses for the quarter decreased $2.9 million, or two percent, when compared to the fourth quarter of 2010 principally due to favorable claims experience under Southwest’s self-insured medical plan, partially offset by increased depreciation expense resulting from additional plant in service and higher general taxes.  Other income decreased $1.6 million between quarters primarily due to changes in COLI policy-related amounts.  Cash surrender values of COLI policies increased $2.6 million in the current quarter, while the prior-year quarter reflected a $4.2 million increase in COLI-related values.  Net financing costs decreased $2.4 million between quarters primarily due to cost savings from refinancing and reduced interest rates associated with variable-rate debt (including reductions relating to the interest-tracking mechanism for IDRBs).

Southwest Gas Corporation provides natural gas service to 1,859,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CORPORATION CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2011	2010

Consolidated Operating Revenues	$1,887,188	$1,830,371

Net Income	$112,287	$103,877

Average Number of Common Shares Outstanding	45,858	45,405

Basic Earnings Per Share	$2.45	$2.29

Diluted Earnings Per Share	$2.43	$2.27

QUARTER ENDED DECEMBER 31,

Consolidated Operating Revenues	$517,651	$468,112

Net Income	$55,324	$44,985

Average Number of Common Shares Outstanding	45,922	45,555

Basic Earnings Per Share	$1.20	$0.99

Diluted Earnings Per Share	$1.19	$0.98

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2011	2010	2011	2010

Results of Consolidated Operations
Contribution to net income - gas operations	$48,772	$38,979	$91,420	$91,382
Contribution to net income - construction services	6,552	6,006	20,867	12,495
Net income	$55,324	$44,985	$112,287	$103,877

Basic earnings per share	$1.20	$0.99	$2.45	$2.29
Diluted earnings per share	$1.19	$0.98	$2.43	$2.27

Average outstanding common shares	45,922	45,555	45,858	45,405
Average shares outstanding (assuming dilution)	46,374	46,020	46,291	45,823

Results of Natural Gas Operations
Gas operating revenues	$380,452	$378,236	$1,403,366	$1,511,907
Net cost of gas sold	145,463	154,881	613,489	736,175
Operating margin	234,989	223,355	789,877	775,732
Operations and maintenance expense	89,753	94,557	358,498	354,943
Depreciation and amortization	44,256	43,040	175,253	170,456
Taxes other than income taxes	10,199	9,481	40,949	38,869
Operating income	90,781	76,277	215,177	211,464
Other income (deductions)	1,400	3,019	(5,404)	4,016
Net interest deductions	16,680	19,112	68,777	75,113
Net interest deductions on subordinated debentures	-	-	-	1,912
Income before income taxes	75,501	60,184	140,996	138,455
Income tax expense	26,729	21,205	49,576	47,073
Contribution to net income - gas operations	$48,772	$38,979	$91,420	$91,382

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2011

FINANCIAL STATISTICS
Market value to book value per share at year end	159%
Twelve months to date return on equity -- total company	9.3%
-- gas segment	8.0%
Common stock dividend yield at year end	2.5%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona (1)	$1,070,116	8.95%	9.50%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California (1)	143,851	6.42	9.88
Northern California (1)	52,285	8.50	9.88
South Lake Tahoe (1)	11,815	8.50	9.88
Paiute Pipeline Company (2)	84,717	9.47	12.00

(1) Effective January 1, 2012.
(2) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	YEAR ENDED DECEMBER 31,
(In dekatherms)	2011	2010	2009
Residential	71,876,526	70,469,300	66,973,593
Small commercial	30,392,350	30,094,001	29,422,425
Large commercial	11,225,581	11,183,295	11,724,121
Industrial / Other	5,020,787	5,892,213	7,262,348
Transportation	94,154,403	99,859,949	104,389,391
Total system throughput	212,669,647	217,498,758	219,771,878

HEATING DEGREE DAY COMPARISON
Actual	2,002	1,996	1,822
Ten-year average	1,888	1,876	1,881

Heating degree days for prior periods have been recalculated using the current period customer mix.